Exhibit 10.1

ASSURANCE OF VOLUNTARY COMPLIANCE

This Assurance of Voluntary Compliance (“AVC”) is entered into by the Attorneys General of Alabama, Arizona, Arkansas, Delaware, Florida, Idaho, Illinois, Iowa, Kentucky, Massachusetts, Mississippi, Missouri, Nevada, New York, North Carolina, Ohio, Oregon, South Carolina, Tennessee, West Virginia, and any other State for which its Attorney General or designee, in his/her official capacity, executes the AVC (hereinafter referred to as the “Settling States”), acting pursuant to their respective State Consumer Protection Laws, and QuinStreet, Inc. (“QuinStreet”), and resolves the Settling States’ claims related to QuinStreet’s marketing business more particularly described below.

WHEREAS, QuinStreet is engaged in relevant part in providing marketing services for educational institutions, including generating “leads” of potential students;

WHEREAS, QuinStreet owns hundreds of Internet websites, many of which, like GIBill.com, market educational institutions, including for-profit schools, to, among others, active or retired members of the armed forces and their families;

WHEREAS, QuinStreet derives revenue from such websites primarily by obtaining sales leads for clients that pay QuinStreet for such leads;

WHEREAS, the Settling States allege (and QuinStreet denies) that QuinStreet made false, deceptive and misleading representations and engaged in conduct that violated the Settling States’ Consumer Protection laws, including operating websites which the Settling States allege contained false, misleading and deceptive elements, including but not limited to the following:

On Military-related Websites (identified on Attachment A) by utilizing a universal resource locator (“URL”), for example http://www.gibill.com, which alone, or in combination with other text and military-related images and symbols had the capacity to deceive consumers into believing that the website was operated or endorsed by the United States Government, Armed Forces or United States Department of Veterans Affairs (“VA”) when such was not the case;

On Military-related Websites, by representing or implying that schools listed, either geographically (e.g., by state) or by educational program or degree or otherwise were the only schools at which Military Education Benefits Programs (as defined herein) could be utilized when in fact the list of schools was not complete and the only listed schools were clients of QuinStreet;

On Military-related Websites, by implying that non-QuinStreet client schools did not accept Military Education Benefits Programs when such was not the case;

On Military-related Websites, by encouraging service members, veterans and their families to submit written questions about military education benefits without adequately disclosing that the information provided in response to such inquiries was not being provided by an official with the VA or other United States Government agency;

On Education-related Websites, by falsely stating or implying that the websites were presenting “neutral” or “unbiased” or “comprehensive” information about post-secondary schools when such was not the case;

On Education-related Websites, by falsely stating or implying that schools were of high quality using terms such as “top” or “best” or similar adjectives when in fact only QuinStreet client schools were identified and no independent criteria were utilized by QuinStreet in making such representations;

On Education-related Websites by falsely stating or implying that the list of schools provided in response to a search request was the exclusive list of schools meeting the consumer’s search criteria, when in fact only QuinStreet client schools were identified in response to such search requests;

WHEREAS, the Multistate Working Group initiated an investigation of QuinStreet with respect to the above alleged actions;

WHEREAS, QuinStreet has cooperated with the investigations of the Multistate Working Group, denies that it has engaged in any wrongful or unlawful conduct or in any misleading or deceptive practices, denies that the recitation of the allegations of the Attorneys General above accurately describe the content or import of the QuinStreet websites, and alleges that it has, at all times, operated well within the law and within industry standard practices for education marketing and lead generation business;

WHEREAS, the Parties have agreed to resolve the concerns identified through the States’ investigation by entering into this AVC;

WHEREAS, nothing in this AVC will be construed as a finding or admission of any violation of law on the part of QuinStreet;

WHEREAS, QuinStreet has consented to this AVC and to its entry in those states where it will be filed in Court1;

THEREFORE, IT IS on this 26th day of June, 2012 AGREED, as follows:

DEFINITIONS

1. “Clear and Conspicuous” means, in textual or interactive media communications, the following, in connection with paragraphs 19, 20, 23, and their subparagraphs:

(a) The required disclosures shall be easily readable; in a high degree of contrast from the immediate background on which it appears; in the same languages that are substantially

[1]	For purposes of the State of Delaware, QuinStreet and the State of Delaware agree that this AVC shall be treated as a cease and desist agreement under 29 Del. C. § 2525(a), with any enforcement thereof under 29 Del. C. § 2526 or otherwise to be subject to the terms hereof.

used in the commercial communication; in a format so that the disclosure is distinct from other text; in a type style, such as bold, italicized, underscored, colored, bordered or such other type style that has the effect of making the text easily readable; parallel to the base of the commercial communication; when appearing with the website header, each letter of the disclosure shall be, at a minimum, one-third the font size of the largest letter or numeral used in the name of the website; when appearing with the website footer shall be programmed as at least 10-point font size; and in all other cases no smaller than the font size of the relevant surrounding text. Notwithstanding the above, because users’ browser configurations are beyond QuinStreet’s control, in no case will QuinStreet be required to ensure that any absolute minimum size of text be seen by a given user;

(b) In the cases of disclosures required in paragraphs 19(a) and 23 (Non-government disclosures and “All…Schools” Disclosure, respectively) the required disclosures shall be unavoidable, i.e., immediately visible to consumers without requiring them to scroll down a webpage; and

(c) In all instances, the required disclosures shall be presented in an understandable language and syntax, and with nothing contrary to, inconsistent with, or in mitigation of the disclosures used in any communication of them.

2. “Covered Conduct” means (a) the posting, controlling, or maintaining by QuinStreet of information or Lead Generation on any QuinStreet Education-related Websites and (b) the use by QuinStreet of Education-related Websites’ domain names including, without limitation, Military-Related Websites’ domain names.

3. “Education-related Website” means any website owned, operated, maintained or controlled by QuinStreet that is directed at U.S. consumers and advertises or generates leads for educational institutions, whether the website is in existence, or hereafter acquired or created.

4. “Effective Date” means the date as of which QuinStreet and an authorized representative of each State included within the Multistate Working Group have executed this AVC.

5. “Generates leads” or “Lead Generation” means the act or practice of obtaining information from potential students and providing it to a QuinStreet client with the understanding that the information may be utilized by the client to offer the potential student a good or service.

6. “Individual States” or “State” means each state for which a Signatory Attorney General has executed this AVC.

7. “Military-related Website” means any Education-related Website that is principally focused on education for United States military personnel or their families and/or that contains a substantial volume of symbols or images related to the United States armed forces including but not limited to United States military insignias, soldiers, medals, uniforms, weapons, and/or which contain information related to United States military enlistment, advancement, rules, regulations, bulletins, manuals, weapons, procedures or Military Education Benefits Programs (as defined below), including but not limited to the websites listed on Attachment A.

8. “Military Education Benefits Programs” include, but are not limited to, education benefits administered by the VA (for example, Montgomery GIBill benefits, post-911 GIBill benefits, Reserve Educational Assistance Program Benefits (REAP), and the Veterans’ Assistance Education Program (VEAP)) and education benefits administered by the United States Department of Defense (including, but not limited to, Tuition Assistance).

9. “Multistate Executive Committee” or “MEC” means the Attorneys General and their staffs representing Illinois, Iowa, Kentucky, Massachusetts, Nevada, North Carolina, Oregon and Tennessee.

10. “Multistate Working Group” (“MSWG”) means the Attorneys General and their staffs representing Alabama, Arizona, Delaware, Florida, Idaho, Illinois, Iowa, Kentucky, Massachusetts, Nevada, North Carolina, Oregon, South Carolina, and Tennessee.

11. “Parties” means QuinStreet and each Settling State.

12. “QuinStreet” means QuinStreet, Inc., its direct or indirect subsidiaries, predecessors, successors and assigns and all employees, officers and managers thereof; provided, however, that in the event that QuinStreet is acquired by a third party and such third party also operates Education-related Websites, this AVC shall continue to apply to the Education-related Websites owned and operated by QuinStreet as of the date of such acquisition (and to any updates to such websites), but shall not apply to other education-related websites owned and operated by the acquiring company, provided however that this AVC shall not prevent or bar a Settling State from taking legal action against such acquiring company for violation of any state law, including any false, misleading or deceptive trade practice related to said company’s websites other than those acquired from QuinStreet.

13. “Settling States” include Alabama, Arizona, Arkansas, Delaware, Florida, Idaho, Illinois, Iowa, Kentucky, Massachusetts, Mississippi, Missouri, Nevada, New York, North Carolina, Ohio, Oregon, South Carolina, Tennessee, West Virginia, and any other state for which its Attorney General or designee, in his/her official capacity, executes this AVC, it being understood and agreed that States in addition to those listed in this paragraph may become “Settling States” after the Effective Date by executing and delivering counterpart signature pages to QuinStreet and to the MEC.

14. “Signatory Attorney(s) General” means the Attorney General, or his or her designee, in his/her official capacity of each Settling State.

15. “State Consumer Protection Laws” shall mean all the Settling States’ civil consumer protection laws (which include the maximum consumer protection enforcement authority of the Signatory Attorneys General), governing the Covered Conduct including, without limitation, those described in the margin under which the Signatory Attorneys General have conducted their investigation.1

ASSURANCES

16. Transfer of GIBill.com URL to VA:

(a) Within ten (10) business days of the Effective Date of this AVC, QuinStreet shall cease display of information at the URL http://www.GIBill.com and any related GIBill.com social media sites, including without limitation on Facebook and Twitter, and initiate the transfer of ownership rights of the domain name GIBill.com to the United States Department of Veterans Affairs (VA).

17. It is understood by the Parties that all ownership, liabilities, rights and responsibilities of QuinStreet regarding the content or operation of GIBill.com prior to the transfer of that URL to the VA, if any, shall not transfer to the VA as a result of this AVC. However, this paragraph shall not limit in any way the VA’s rights to control of the transferred URL.

[1]	ALABAMA Alabama Deceptive Trade Practices Act, Ala. Code § 8-19-1 et seq.; ARIZONA – Arizona Consumer Fraud Act, A.R.S. § 44-1521 et seq.; DELAWARE – Delaware Consumer Fraud Act, Del. CODE ANN. tit. 6, §§ 2511 to 2527; IDAHO – Consumer Protection Act, Idaho Code Section 48-601 et seq.; FLORIDA Florida Deceptive and Unfair Trade Practices Act, § 501.201 et seq., Fla. Stat; ILLINOIS – Consumer Fraud and Deceptive Business Practices Act, 815 ILCS 505/2 et seq.; IOWA – Iowa Consumer Fraud Act, Iowa Code § 714.16; KENTUCKY – Kentucky Consumer Protection Act, KRS Ch. 367.110, et seq.; MASSACHUSETTS – Mass. Gen. Laws c. 93A, §§ 2, 4 and 5; MISSISSIPPI – Mississippi Consumer Protection Act, Miss. Code Ann. § 75-24-1 et seq.; MISSOURI – Missouri Merchandising Practices Act, § 407.010 et seq., RSMo.; NEVADA—Deceptive Trade Practices Act, Nevada Revised Statutes 598.0903 et seq.; NORTH CAROLINA – North Carolina Unfair and Deceptive Trade Practices Act, N.C.G.S. 75-1,1, et seq.; OHIO – Ohio Consumer Sales Practices Act, Ohio Revised Code § 1345.01 et seq.; OREGON – Oregon Unlawful Trade Practices Act, ORS 646.605 et seq.; SOUTH CAROLINA – South Carolina Unfair Trade Practices Act, sections 39-5-10 et seq.; and TENNESSEE – Tennessee Consumer Protection Act, Tenn. Code Ann. 47-18-101 et seq.

18. QuinStreet shall work reasonably and in good faith with the Settling States and the VA to take all necessary steps to effectuate the transfer of GIBill.com expeditiously. QuinStreet shall not operate the URLs GIBillAmerica.com or MilitaryGIBill.com or other URLs containing the term “GIBill.”

19. Header Disclosure and Disclaimer for Military-related Websites:

For all QuinStreet Military-related Websites, QuinStreet shall provide the following:

(a) A Clear and Conspicuous disclosure, appearing at the top of each page of each website, and located directly adjacent to, or immediately below (but still within the header) the website’s logo/name in the following text: “a non-government, privately-sponsored website”;

(b) A Clear and Conspicuous disclaimer, appearing across the bottom of each page of each website, in the following text: “This is a private website that is not affiliated with the U.S. government, U.S. Armed Forces or Department of Veteran Affairs. U.S. government agencies have not reviewed this information. This site is not connected with any government agency. If you would like to find more information about benefits offered by the U.S. Department of Veteran Affairs, please visit the official U.S. government web site for veterans benefits at http://www.va.gov.” If the VA’s official web site changes, QuinStreet shall modify this disclaimer to provide a link to the official web site; and

(c) A Clear and Conspicuous disclosure, if in fact true, immediately below any list of schools or any search result listing a school or school(s), and if the list continues on more than one page below the list on each continuation page, in the following text: “This list does not include all schools that accept GI Bill funding or VA Benefits. For a more complete list of schools, click here.” with a direct link to the appropriate page of the VA website providing a more complete list of schools or search engine to obtain such list.

20. Disclosures for Education-related Websites listing schools that provide consideration for listing:

A. For all QuinStreet Education-related Websites wherein a list or grouping of schools is displayed together on a website in response to a query, criteria or search on that website, QuinStreet shall provide the following:

(1) A Clear and Conspicuous disclosure appearing at the top of each presented list or grouping of schools of schools on each website that reads “Sponsored Listing,” “Sponsored Results,” “Matching Ads,” “Matching School Ads,” or “Ads” or similar terms Clearly and Conspicuously disclosing that the presented schools are paying consideration to be presented;

(2) A Clear and Conspicuous disclosure appearing at the bottom of each presented list or grouping of schools of schools on each website that reads “Sponsored Listing,” “Sponsored Results,” “Matching Ads,” “Matching School Ads,” or “Ads” or similar terms Clearly and Conspicuously disclosing that the presented schools are paying consideration to be presented;

(3) If the listing is of a significant number of schools such that it comprises multiple pages, a Clear and Conspicuous disclosure appearing at the top and bottom of each list of schools on each page that reads “Sponsored Listing,” “Sponsored Results,” “Matching Ads,” “Matching School Ads,” or “Ads” or similar terms Clearly and Conspicuously disclosing that the presented schools are paying consideration to be presented.

B. For all QuinStreet Education-related Websites wherein a school is displayed singly on a website in response to a query, criteria or search on that website, QuinStreet shall provide the following: A Clear and Conspicuous disclosure appearing above or below the presented school name and description, reading “Sponsor,” “Sponsored Result,” “Matching Ad,” “Matching School Ad,” “Ad,” or “Advertisement,” or similar terms Clearly and Conspicuously disclosing that the presented schools are paying consideration to be presented.

21. Disclosure of Retired status of military “blogger”:

For all QuinStreet Military-related Websites wherein a former member of the military presents information, responds to questions, or in any other way acts on behalf of QuinStreet or is presented by QuinStreet as an authority on issues related to military or educational benefits, QuinStreet shall provide the following:

(a) A prominent disclosure that the individual is “Retired” or “No Longer in the Service” appearing in the biographical description of the individual.

(b) A prominent disclosure of the individual’s former branch, last rank and/or rate, and dates or years of service appearing in any biographical description of the individual.

22. Disclosures re QuinStreet, Inc.:

A.	Disclosures Provided in Frequently Asked Questions (FAQ) Page: Military-related Websites:

For all QuinStreet Military-related Websites, QuinStreet shall provide a prominent link on every page to a Frequently Asked Questions (“FAQ”) page. The FAQ page shall provide the following prominent disclosures:

(1)	The first answer presented in the FAQ page shall be information about the QuinStreet Military-related Website, setting forth the following:

a. that the Military-related Website is a private website that is not affiliated with the U.S. government, U.S. Armed Forces or Department of Veteran Affairs, that no U.S. government agency has reviewed the information provided on the website, that the website is not connected with any government agency or benefit administered by any government agency;

b. a direct link to the official VA and Department of Defense websites containing information about education benefits; and

c. that the Military-related Website is owned and operated by QuinStreet, Inc. (NASDAQ: QNST), a publicly traded corporation that operates a vertical marketing and media online business; the address for QuinStreet’s principal place of business; and a direct link to the Home Page of QuinStreet’s corporate website.

(2)	An answer presented in the FAQ page shall provide the appropriate contact information for consumers who have questions or complaints about the Military-related Website to contact QuinStreet by email or U.S. mail.

(3)	An answer presented in the FAQ page shall provide a direct link to the website’s privacy policy which shall include information about how the website collects, uses and discloses consumers’ personal information. The answer shall also contain a disclosure that site visitors should read and understand the privacy policy before submitting any of their personal information.

B.	Disclosures Provided in Frequently Asked Questions (FAQ): All other Education-related Websites:

For all other QuinStreet Education-related Websites, QuinStreet shall provide a prominent link on every page to an FAQ page. The FAQ page shall provide the following:

(1)	The first answer presented in the FAQ page shall be information about the QuinStreet Education-related Website, setting forth that the website is owned and operated by QuinStreet, Inc. (NASDAQ: QNST), a publicly traded corporation that operates a vertical marketing and media online business; the address of QuinStreet’s principal place of business and a direct link to the Home Page of QuinStreet’s corporate website.

(2)	An answer presented in the FAQ page shall provide a direct link to the website’s Privacy Policy which shall include information about how the website collects, uses and discloses consumers’ personal information. The answer shall also contain a disclosure that site visitors should read and understand the privacy policy before submitting any of their personal information.

C.	Disclosures Provided in “About Us” Page:

For all QuinStreet Education-related and Military-related Websites, QuinStreet shall provide a prominent link, appearing at the bottom of every page of every QuinStreet education-related and Military-related Website, to an “About Us” page. The “About Us” page shall at a minimum provide the same information required by this AVC to be set forth on the respective QuinStreet FAQ page with the information in the first FAQ presented first.

D.	Disclosures Provided in Consumer Inquiry Form: Military-related Websites:

For all QuinStreet Military-related Websites, QuinStreet shall provide at the bottom of every page a prominent link to a “Contact Us” page, with the link programmed as at least 10-point font size. The “Contact Us” page shall set forth a Consumer Inquiry form for consumers to submit questions and concerns. QuinStreet shall provide a Clear and Conspicuous disclaimer, appearing within the “Consumer Inquiry” form, setting forth the following information:

(1)	that the Military-related Website is a private website that is not affiliated with the U.S. government, U.S. Armed Forces or Department of Veteran Affairs; that no U.S. government agency has reviewed the information provided on the website; that the website is not connected with any government agency or benefit administered by any government agency;

(2)	a direct link to the official U.S. Department of Veterans Affairs and Department of Defense websites for obtaining more information about veterans benefits; and

(3)	that because the Military-related Website is not maintained by the U.S. Military or the U.S. Government, neither the website nor QuinStreet has access to consumers’ official military and/or education-related records, and that consumers should not send the website or QuinStreet their official records, their social security numbers, or any other personally identifiable information other than contact information.

E.	Auto-Reply: Military-related Websites:

For all QuinStreet Military-related Websites, QuinStreet shall provide an auto-reply message for consumers who have submitted inquiries through the QuinStreet Military-related Website’s Consumer Inquiry Form. The message sent to consumers submitting such inquiries shall include at least the following information:

You have submitted a message to [URL of website].

Please note that [URL of website] is a private website of QuinStreet, Inc., not a government website. If you need to contact the U.S. Department of Veterans Affairs, please visit www.va.gov.

F.	Auto-Reply: All other Education-related Websites:

For all other QuinStreet Education-related Websites, QuinStreet agrees to provide an auto-reply for consumers who have submitted inquiries through the QuinStreet Education-related Website’s Consumer Inquiry Form. The message sent to consumers submitting such inquiries shall disclose at least the following:

You have submitted a message to [URL of website].

Please note that [URL of website] is a private website of QuinStreet, Inc. and is not owned, operated, maintained, or controlled by the schools listed on that website. If you need to contact a particular school or educational institution, please contact that school or educational institution directly.

23. All…Schools Disclosures for all Education-related Websites:

Wherein the domain name of the site either: (1) contains the word “all” (but not “allied” or some other variant word using the letters “A-L-L” as part of the word) with reference to schools or colleges, or (2) uses terms which could imply that the website or any list of schools or colleges contained therein is all-inclusive (such as “every” or “complete”) (collectively, the “All…Schools Sites”), QuinStreet shall provide, on each page of every All…Schools Site, Clear and Conspicuous disclosures (the “All Disclosure(s)”) that clarify that any list of schools provided by the All…Schools Site is not in fact all of the schools of the kind suggested by the All…Schools Site’s domain name if, in fact, it is not. The All Disclosures shall be Clearly and Conspicuously displayed and located at or near the top of each page. When any All…Schools Site uses a logo or site name at or near the top of a given page, QuinStreet shall make clear that the site is sponsored and not comprehensive. In such instances, QuinStreet will position the site’s All Disclosures directly adjacent to, or immediately below (but still within the header) the website’s logo/name. The All Disclosures shall be in addition to and not in place of any other applicable disclosures required under this AVC. Nothing in the content of the All…Schools Sites shall contradict the information contained in the All Disclosures.

24. Disclosures that school does not include all of a particular type:

No QuinStreet Education-related Website shall represent or imply that a list of schools presented on the website contains all schools meeting the criteria for said listing unless such representation or implication is truthful.

25. Representations:

In addition to the foregoing, QuinStreet shall refrain from making the following claims or representations:

A.	Neutrality Claims:

For all Education-related Websites, except to the extent that the information presented is from an Independent Source and a reference is provided to that Independent Source, the site shall not represent or imply that the site is a non-biased or neutral source of information about any school, including, but not limited to any QuinStreet client school. For purposes of paragraph 25 an “Independent Source” shall be a person or entity not employed by, retained by, or acting as an agent for

(1) QuinStreet or any QuinStreet client school being referenced to that source; or

(2) any Trade Association representing for-profit educational institutions.

B.	Quality Claims: “Top” “Best”, etc.:

(1)	For all Education–related Websites, the site shall not represent or imply that a school, program, or course of study is of a given quality or ranking, e.g. the “best” or the “top,” nor that the school, program, or course of study best meets the needs of the prospective student, e.g., “is right for you” or “best meets your needs”, unless QuinStreet references an Independent Source for such a statement or implication. The reference shall be displayed near or linked to the quality or ranking claim, in text at least as large as the text of the claim.

C.	Claims that sites do not contain advertisements:

For all Education-related Websites the website shall not state or imply that it is “advertisement free,” contains no advertisements, or contains a limited number of advertisements.

D.	Contradictory Claims:

For all Education-related Websites, the website shall not make any claim or representation, whether directly or by implication, that is contrary to any of the statements and disclosures required by this AVC.

26. No QuinStreet Education-related Websites shall make any claim or representation that is false, misleading, or deceptive.

27. Time to Remedy existing websites and newly acquired websites:

(a)	QuinStreet shall comply with the terms of this AVC with respect to all Education-related Websites existing as of QuinStreet’s execution of this AVC, no later than one-hundred eighty (180) days following the Effective Date of this AVC. In the event QuinStreet acquires additional existing Education-related Websites, or acquires another entity possessing additional existing Education-related Websites, QuinStreet shall comply with the terms of this AVC, with respect to the additional Education-related Websites, no later than one-hundred twenty (120) days from the date of the closing of such acquisition. If QuinStreet makes a good faith showing that it is not commercially feasible to complete compliance within a specified period and requests an extension thereto, the Attorneys General shall not unreasonably withhold consent to such an extension of a reasonable period, provided that, and so long as, QuinStreet continues to work diligently toward completion of such efforts to comply. Any new websites first created by, for, or on behalf of QuinStreet after the Effective Date of this AVC shall be in compliance with this AVC prior to any new website being activated and available to the public. QuinStreet shall provide a list of Education-related Websites newly acquired or created by QuinStreet once every one hundred eighty (180) days for a total period of two (2) years following the Effective Date of this AVC.

GENERAL PROVISIONS

28. The acceptance of this AVC by the States shall not be deemed approval by the States of any advertising or business practices. Further, neither QuinStreet nor anyone acting on its behalf shall state or imply, or cause to be stated or implied, that the States or any other governmental unit of the States have approved, sanctioned or authorized any practice, act, advertisement or conduct of QuinStreet.

29. Nothing in this AVC shall be construed as relieving QuinStreet of its obligation to comply with all applicable state and federal laws, regulations or rules, or granting QuinStreet permission to engage in any acts or practices prohibited by such law, regulation or rule.

30. Release of Covered Conduct:

This AVC constitutes a full and complete settlement and release by the Signatory Attorneys General of any and all claims and causes of action against QuinStreet and its successors, assigns, subsidiaries, predecessors, and all of their respective employees, officers, and managers arising out of or connected to the Covered Conduct which were or could have been asserted by each respective Attorney General under the State Consumer Protection Laws up to and including the Effective Date of this AVC, and each Signatory Attorney General covenants not to commence any proceeding under the States’ Consumer Protection Laws with respect to the Covered Conduct hereby released.

31.	Enforcement Notice, Opportunity to Remedy Compliance:

For purposes of resolving disputes with respect to compliance with this AVC:

(a) Should any of the Signatory Attorneys General believe that QuinStreet has engaged in a practice that violates a provision of this AVC subsequent to the Effective Date of this AVC, or has otherwise engaged in any false, deceptive or misleading practice relating to the Covered Conduct, then such Attorney General shall notify QuinStreet in writing of the specific objection, identify with particularity the provisions of this AVC that the practice appears to violate, or specifically describe the conduct that is alleged to otherwise be false, deceptive or misleading, and give QuinStreet thirty (30) days to respond to the notification before said Signatory Attorney General shall commence any further proceeding; provided, however, that a Signatory Attorney General may take any action where the Signatory Attorney General concludes that, because of the specific practice, a threat to the health or safety of the public requires immediate action. The Signatory Attorney General shall also provide a copy of the notice of violation to the MEC by mailing a copy to the Office of the Attorney General of Kentucky; Office of Consumer Protection, Executive Director; 1024 Capital Center Drive; Frankfort, KY 40601.

(b) Within thirty (30) days of receipt of a written notice, QuinStreet shall provide a good-faith written response to the Attorney General’s notification to said Attorney General and the MEC, containing either a statement explaining why QuinStreet believes it is in compliance with the AVC or, in the instance of a notice that QuinStreet has otherwise engaged in any false, deceptive or misleading practice relating to the Covered Conduct, why it believes it was not so engaging, or a detailed explanation of how the alleged violation occurred and a statement explaining the changes to its practices that QuinStreet intends to remedy the alleged violation.

(c) Nothing in this AVC shall be interpreted to limit the Civil Investigative Demand (“CID”) or subpoena authority of the Signatory Attorneys General, to the extent such authority exists under applicable state law, and QuinStreet reserves all rights with respect to a CID or subpoena issued pursuant to such authority.

(d) A Signatory Attorney General may assert any claim alleging that QuinStreet has violated this AVC in a civil action to enforce this AVC, or to make any claim or seek any other relief afforded by law, only after providing QuinStreet an opportunity to respond, pursuant to subparagraph (b) above, to the notification described in subparagraph (a) above. Provided, however, that a Signatory Attorney General may take any action where the Signatory Attorney General concludes that, because of the specific practice, a threat to the health or safety of the public requires immediate action.

(e) In the event the changes to its practices proposed by QuinStreet are not satisfactory to the Signatory Attorney General, nothing in this AVC shall prevent said Signatory Attorney General from taking any legal action to enforce this AVC, or to make any consumer protection claim or seek any relief afforded by law.

(f) It is further understood that allowing QuinStreet an opportunity to respond and to remedy the alleged violation, even if the alleged violation is remedied to the reasonable satisfaction of the Signatory Attorney General, is not and shall not be construed in any manner as a release or waiver by the Signatory Attorney General of any claim against QuinStreet for the alleged violation. However, in the event QuinStreet timely cures the alleged violation to the reasonable satisfaction of the Attorney General pursuant to subparagraphs (a) and (b) above, QuinStreet’s changes of its practices to remedy the violations shall be the full and exclusive remedy (for the avoidance of doubt, foreclosing monetary relief) if (i) QuinStreet has implemented or is in the process of implementing reasonable and appropriate policies and procedures to ensure compliance with the AVC; (ii) the alleged violation is isolated and immaterial ; (iii) QuinStreet has reasonable safeguards in place to discover and/or prevent similar types of occurrences from happening in the future; and (iv) QuinStreet takes appropriate steps to investigate and remedy the conduct identified by the Signatory Attorney General or otherwise brought to its attention. Such remedy shall include measures that prevent recurrence.

32. Compensation to the States:

Within ten (10) business days after the Effective Date, QuinStreet shall pay the sum of $2,500,000.00 to the Attorney General of Iowa on behalf of the Attorneys General of the States of Alabama, Arizona, Delaware, Florida, Idaho, Illinois, Iowa, Kentucky, Massachusetts, Nevada, North Carolina, Oregon, South Carolina, and Tennessee to be divided as determined by the Attorneys General, as compensation for attorneys’ fees and investigative costs, consumer education, litigation, public protection or local consumer aid funds, or any other lawful purpose, at the discretion of each State’s Attorney General as allowed by each State’s law. Payment shall be made by cashier’s check made payable to the “Attorney General of Iowa” and delivered with the signed AVC to the Office of the Attorney General, Consumer Protection Division, 1305 E. Walnut Street, Des Moines, Iowa.2

33. Entire Agreement:

This AVC, with the Attachment A hereto and an Education-related Website list that has been provided to the MEC, represents the entire agreement entered into by the Parties hereto and shall bind the Parties hereto. In any action undertaken by either the Attorneys General, or any of them, or QuinStreet, no prior versions of this AVC, and no prior versions of any of its terms (excepting, for the avoidance of doubt, exemplar webpages) may be introduced for any purpose whatsoever. Nothing in this AVC, however, shall be construed as terminating or limiting any

[2]	Pursuant to said Agreement among the States and this AVC, Kentucky shall be compensated from said $2,500,000 distribution a total of $325,000 for its reasonable costs of investigation and litigation and attorneys fees.

separate confidentiality agreements previously made by QuinStreet and any of the Settling States, which shall remain in full force and effect. This AVC may be signed in counterparts, each of which shall be deemed an original hereof, but all of which together shall constitute one and the same instrument.”

34. Modification:

If any provision of this AVC shall come into conflict with any newly enacted law, regulation or change in an existing law; or if there is a material change in QuinStreet’s business practices; or if there are any changes or advancements in technology; or if for any other reasons that may be appropriate under the circumstances, the parties to this AVC may modify its terms with the express written consent of all parties and, where required, by court order. Any modification is effective only to the extent specifically set forth in such written modification. The MEC agrees to coordinate discussions with QuinStreet regarding any such modification and to make recommendations to the MSWG.

35. Severability:

If any portion of this AVC is held invalid or unenforceable by operation of law, the remaining terms of this AVC shall not be affected.

36. Certification:

QuinStreet certifies that the undersigned representative is fully authorized to enter into the terms and conditions of this AVC and to legally bind the party represented. Each Signatory Attorney General certifies that its undersigned representative is fully authorized to enter into the terms and conditions of this AVC and to legally bind that Settling State in accordance with its terms.

Date: June 26, 2012	QUINSTREET, INC.

	By:	/s/ Douglas Valenti
Douglas Valenti Chief Executive Officer QuinStreet, Inc.

Date: June 25, 2012	JACK CONWAY ATTORNEY GENERAL COMMONWEALTH OF KENTUCKY

	By:	/s/ Todd E. Leatherman
Todd E. Leatherman Executive Director, Office of Consumer Protection

Date: June 25, 2012	LUTHER STRANGE ATTORNEY GENERAL STATE OF ALABAMA

	By:	/s/ Noel S. Barnes
Noel S. Barnes, Chief Consumer Protection Division Assistant Attorney General 501 Washington Avenue Post Office Box 300152 Montgomery, AL 36130 (334) 353-9196

Date: June 26, 2012	THOMAS C. HORNE ATTORNEY GENERAL STATE OF ARIZONA

	By:	/s/ Noreen R. Matts
Noreen R. Matts Assistant Attorney General and Senior Litigation Counsel Consumer Protection and Advocacy Section 400 West Congress, S-Bldg, Third Floor Tucson, AZ 85701 (520) 628-6577

Date: June 26, 2012	FOR THE STATE OF ARKANSAS

	By:	/s/ James DePriest
James DePriest Deputy Attorney General Office of the Attorney General 323 Center Street Suite 200 Little Rock Arkansas 72201 Tel.: 501-682-5028 Fax: 501-682-8118

Date: June 25, 2012	JOSEPH R. BIDEN III ATTORNEY GENERAL STATE OF DELAWARE

	By:	/s/ Owen Lefkon
Owen Lefkon Deputy Attorney General Delaware Department of Justice, Consumer Protection Unit 820 N. French Street Wilmington, DE 19041 (302) 577-8801

Date: June 25, 2012	PAMELA JO BONDI ATTORNEY GENERAL STATE OF FLORIDA

	By:	/s/ Patricia A. Conners
Patricia A. Conners Associate Deputy Attorney General Office of the Attorney General PL 01, The Capitol 400 South Monroe Street Tallahassee, FL 32399-1050 (850) 245-0140

Date: June 25, 2012	LAWRENCE G. WASDEN ATTORNEY GENERAL STATE OF IDAHO

	By:	/s/ Jane E. Hochberg
Jane E. Hochberg Deputy Attorney General Consumer Protection Division 954 W. Jefferson St., 2nd Floor Boise, ID 83720-0010 Ph: (208) 332-3553 Fax: (208) 334-4151 Jane.hochberg@ag.idaho.gov

Date: June 26, 2012	THE PEOPLE OF THE STATE OF ILLINOIS, by LISA MADIGAN, ATTORNEY GENERAL OF ILLINOIS

	By:	/s/ James D. Kole
James D. Kole Consumer Fraud Bureau, Chief Illinois Attorney General’s Office 100 W. Randolph Street, 12th Floor Chicago, IL 60601 312-814-5018

Date: June 25, 2012	THOMAS J. MILLER ATTORNEY GENERAL OF IOWA

	By:	/s/ Tom Miller
Thomas J. Miller

Date: June 26, 2012	COMMONWEALTH OF MASSACHUSETTS MARTHA COAKLEY ATTORNEY GENERAL

	By:	/s/ Glenn Kaplan
Glenn Kaplan Assistant Attorney General Division Chief Insurance & Financial Services Division 1 Ashburton Place, 18th Floor Boston, MA 02108 (617) 963-2453

Date: June 26, 2012	MISSISSIPPI ATTORNEY GENERAL

	By:	/s/ Jim Hood

Jim Hood, Attorney General, MSB No. 8637

State of Mississippi

Bridgette W. Wiggins, MSB No. 9676

Crystal Utley, MSB No. 102132

Special Assistant Attorneys General

Post Office Box 22947

Jackson, MS 39205

Telephone: 601-359-4230

Facsimile: 601-359-4231

Date: June 26, 2012	CHRIS KOSTER ATTORNEY GENERAL STATE OF MISSOURI

	By:	/s/ Joseph P. Dandurand
Joseph P. Dandurand Deputy Attorney General

Date: June 25, 2012	CATHERINE CORTEZ MASTO ATTORNEY GENERAL

	By:	/s/ Jo Ann Gibbs
Jo Ann Gibbs Senior Deputy Attorney General Nevada Bar No. 005324 555 E. Washington Avenue, #3900 Las Vegas, Nevada 89101 702-486-3784 Attorneys for Plaintiff, State of Nevada

Date: June 26, 2012	ATTORNEY GENERAL OF THE STATE OF NEW YORK

	By:	/s/ Eric T. Schneiderman
Eric T. Schneiderman Attorney General of the State of New York

Date: June 25, 2012	ROY COOPER ATTORNEY GENERAL STATE OF NORTH CAROLINA

	By:	/s/ Ward A. Zimmerman
Ward A. Zimmerman Assistant Attorney General Consumer Protection Division 114 West Edenton Street Raleigh, NC 27603 (919) 716-6000

Date: June 26, 2012	MICHAEL DEWINE OHIO ATTORNEY GENERAL

/s/ Jeffrey R. Loeser

Jeffrey R. Loeser (Ohio Bar # 0082144)

Assistant Attorney General

Consumer Protection Section

30 East Broad Street, 14th Floor

Columbus, OH 43215

(614) 466-1305 (telephone)

(877) 650-4712 (fax)

Jeff.loeser@ohioattorneygeneral.gov

Date: June 25, 2012	JOHN R. KROGER ATTORNEY GENERAL FOR THE STATE OF OREGON

	By:	/s/ Andrew U. Shull
Andrew U. Shull, OR Bar #024541 Assistant Attorney General Oregon Department of Justice 1162 Court Street, NE Salem, OR 97301-4096 andrew.shull@doj.state.or.us (Appearance In Oregon Only)

Date: June 26, 2012	SOUTH CAROLINA ATTORNEY GENERAL

/s/ Mary Frances Bowers

Alan Wilson

Attorney General

John W. McIntosh

Chief Deputy Attorney General

C. Havird Jones, Jr.

Assistant Deputy Attorney General

Mary Frances Bowers

Assistant Attorney General

Office of the Attorney General

1000 Assembly Street, Room 519

Columbia, SC 29201

Date: June 26, 2012	FOR THE STATE OF TENNESSEE, ATTORNEY GENERAL

/s/ Robert E. Cooper, Jr.
Robert E. Cooper, Jr. Attorney General and Reporter B.P.R. No. 10934

/s/ Carolyn U. Smith

Carolyn U. Smith

Senior Counsel

B.P.R. No. 17166

Office of the Tennessee Attorney General

Consumer Advocate & Protection Division

Post Office Box 20207

Nashville, Tennessee 37202-0207

Telephone: (615) 532-2578

Facsimile: (615) 532-2910

Carolyn.smith@ag.tn.gov

Date: June 26, 2012	ATTORNEY GENERAL OF WEST VIRGINIA

	By:	/s/ Darrell McGraw
Darrell McGraw Attorney General of West Virginia

Attachment A: Quinstreet Military-related Websites

armystudyguide.com

armytoolbag.com

gibenefits.com

gibill.com

gruntsmilitary.com

militaryconections.com

militarygibill.com

militarypay.com

navystorekeeper.com

us-army-info.com

military-net.com

vnis.com

gibillamerica.com

milterms.com

military-network.com

armystudyguide.us (redirect to armystudyguide.com)

army-study-guide.com (redirect to armystudyguide.com)

dubuquearmyinfo.com